EXHIBIT 99.2

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
(212) 850-5651
Stephanie Rich, Financial Dynamics
(212) 850-5706

SPORT CHALET ANNOUNCES 2008 STORE OPENING PLANS

Los Angeles, California - (February 5, 2008) - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced its store opening plans for calendar 2008.

The Company currently anticipates opening three to four new stores during the year. The new stores will be focused on adding density to current markets, namely California and Arizona.

In addition to its store opening plan, the Company will also complete the relocation of its flagship La Cañada Flintridge store in the second half of calendar 2008. As previously announced, the Company is relocating four small specialty stores which previously served the La Cañada Flintridge market into a single, 45,000 square feet store in the La Cañada Flintridge Town Center.

Craig Levra, Chairman and CEO, stated, “Our store expansion program will remain focused on existing markets in calendar 2008 as we continue our efforts to increase market density. As we implement our store opening plans this year, we are mindful of the macroeconomic outlook and are taking a thoughtful, strategic approach to our expansion as we do with all areas of our business. Our store openings in California and Arizona are continuing to strengthen our position in important markets while allowing us to further leverage our existing infrastructure and marketing initiatives.

“In addition to our planned store openings, we are excited about the relocation and opening of a new full line store in our home market of La Cañada Flintridge this year. This Southern California location has grown with us since the opening of our first store here in 1959 and we are delighted to be a part of the city’s ongoing improvement.”

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 52 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, our statements concerning anticipated third quarter net sales, comparable store sales and earnings per diluted share; management’s expectation that full fiscal year net sales will increase moderately over fiscal 2007 and management’s expectation that comparable store sales are expected to be flat to slightly below the prior fiscal year. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the impact of the Company’s backfilling strategy on existing stores, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.